Exhibit 99.1

February 8, 2007

Press Release

Source: EnXnet, Inc.

EnXnet To Attend RedChip Conference, February 11 and 12, 2007 In Tempe, Arizona

Tulsa, OK, February 08, 2007, EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) representatives will travel directly from the World Money Show in Orlando, Florida to meet with a special group of fund managers, brokers and high net-worth investors at the “RedChip Small-Cap Investor Conference”, February 11th and 12th, 2007 in Phoenix, Arizona.

“We are working very hard to make sure that the investing community is aware of all the current events and future fundamental developments at EnXnet as they happen,” says Ryan Corley, EnXnet CEO. “The RedChip conference, immediately after the World Money Show in Orlando, affords us the opportunity to begin the process of engaging the investment community in a personal and direct manner.”

“We are very pleased with the work that Integrated Capital Partners has performed for EnXnet over the past year and are excited to have them communicate our story to Wall Street. RedChip caters to an elite group of brokers and investors. We are hoping to get a fresh look from the entire investing community by attending this and other shows this year,” says Corley.

EnXnet has developed an impressive portfolio of proprietary products and technologies that address multi-billion dollar expanding markets. EnXnet’s products provide unique, practical solutions in the established categories of: blank media (CD/DVD), stored value gift cards, and a revolutionary Medical device.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
investor@icpichome.com